EXHIBIT 99

                      BION ENVIRONMENTAL TECHNOLOGIES, INC.

                 Bion Announces Community Support of Upstate NY
                 Integrated Beef Finishing and Biofuel Project

December 14, 2009. New York, New York. Bion Environmental Technologies, Inc. (OTC BB: BNET) announced today that it has received the unanimous support of the Schroeppel, NY Town Board for the development of a large scale integrated beef cattle closed-loop project ('Project'). The Project's initial phase will include finishing facilities for 72,000 head of beef cattle, ethanol production and an associated beef processing plant.

On December 10, the Town Board of Schroeppel, located in Oswego County, voted to approve a resolution that supports Bion's Project and "urges other federal, state, and local officials to work cooperatively towards the development of the Bion Project." Paul Casler, Supervisor for the Town of Schroeppel, stated, "I look forward to working with Bion. It is an exciting project for Central New York and we're very happy to welcome Bion to the Town of Schroeppel."

Bion has performed extensive studies over the past several years to establish the general economics and feasibility of this upstate NY project. The decision to locate the Project in Oswego County was based on multiple factors including strong support of the Schroeppel community, presence of a major port with the facilities and experience to handle bulk corn imports and beef and ethanol export shipments, existing rail capacities linking the port with potential project sites and a regional agricultural infrastructure that would be favorably impacted in meeting the long-term input requirements of the Project.

When completed, Bion's 72,000 head integrated and closed-loop beef cattle project will be the largest individual cattle livestock facility east of the Mississippi River. It will also be a world-wide model for environmental sustainability. Implementation of Bion's demonstrated and patented comprehensive waste treatment technology will result in the Project's finishing facilities exhibiting the smallest per head environmental footprint of any large livestock operation in the world. The Project's closed-loop architecture is intended to produce corn-based ethanol with a net energy balance at levels projected for future cellulosic ethanol (if and when a commercial cellulosic ethanol process can be developed and economically implemented). Bion's technology platform will produce renewable energy from livestock waste at a significantly greater per head rate than energy generated via the anaerobic digestion installations presently deployed in the livestock industry.

The Project will create a long-term regional market for cropped farm inputs that will return approximately 25,000 acres of under-utilized or previously abandoned farmland to full production in the region. The Project's low environmental footprint will enable this large-scale livestock facility to co-exist within 300 miles of markets with 50 million people creating the opportunity for local branding based upon environmental attributes. Its scale will be the basis for both environmental and economic sustainability rather than being a source of environmental concern. This Project is based on Bion's proprietary, patented waste treatment technology and its integration into its closed loop integrated livestock project platform.

Local and regional economic impact from the Project is estimated to produce the addition of approximately 600 jobs to the Oswego County regional economy. These benefits will be reaped by the region in large part due to the foresight of the Town of Schroeppel and its community leadership who have invited Bion into their community after extensive review. The Town of Schroeppel's invitation requires that Bion meet the highest environmental standards ever required of any livestock facility in the United States which is possible solely due to implementation of Bion's patented and demonstrated waste treatment technology to handle to livestock wastestreams and produce renewable energy for use in the integrated facilities.

Bion now enters the active 'pre-development/pre-construction phase' for this upstate New York Project, a process anticipated to take up to two years.
This phase will include: a) extensive work with state and local economic development representatives to maximize the Project's benefits to both the community and Bion, b) evaluation of suitable sites leading to options and ultimately acquisition of land for the Project, c) development of site-specific studies and reports demonstrating the economic and environmental viability of the proposed operations as the basis for permitting and financing, d) work with local, county and state officials to ensure compliance with stringent environmental standards, e) development of appropriate 'partnering' relationships for the Project, and f) acquisition of financing for construction.

Jeff Kapell, Bion's VP for Project Development / Renewables, stated, "We are extremely pleased to now be able to move this Project forward based on the solid working relationship that has been established between Bion and the Town of Schroeppel. We look forward to working with the Board to meet that part of the their Resolution calling for 'adherence to all pertinent federal, state, and local laws, rules, and regulations including those related to land use control and planning and environmental protection.' Bion's unique technology and expertise are what make this Project viable and will ultimately result in upstate New York becoming the world leader in environmentally sustainable livestock production."

                 _________________________________________


About Bion: Bion's technology provides the only comprehensive solution to the environmental impacts of livestock waste, including excess nitrogen and phosphorus, pathogens, and ammonia, greenhouse gases, odors and other emissions. Bion has provided solutions to the agriculture and livestock industry since 1990, with 30 first-generation systems installed through 2003. Bion's next-generation technology will be utilized in both its Integrated Projects and environmental retrofit/remediation business segments. It is being deployed at Kreider Farms to generate nutrient credits as part of Pennsylvania's efforts to reduce excess nutrients in accordance with their obligations under the Chesapeake Bay Tributary Strategy and will be deployed as the basis for Bion's Integrated Projects. In addition to providing environmental treatment, Bion's systems recover cellulosic biomass from the waste streams to produce renewable energy. Bion's patented technology is scalable, proven and quickly gaining acceptance by regulatory agencies and other stakeholders as an effective solution to the environmental issues associated with concentrated livestock waste. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'potential', 'will', 'proposed', 'anticipates', 'projects' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                               Craig Scott
President                                   Vice President-Capital Markets/IR
719-256-5329                                303-843-6191 direct
mas@biontech.com                            cscott@biontech.com